Exhibit 10.20

Agreement

This agreement (the “Agreement”) is effective as of January 7, 2015 and is by and between Gaiam, Inc., a Colorado corporation, as separated from Gaiam TV (“Gaiam”) and Bart Foster (“Employee”).

Whereas, Gaiam desires to hire Employee and Employee desires to accept such employment;

Now, therefore, in exchange for the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by both parties, Gaiam and Employee agree as follows.

1. Employment. Pursuant to this Agreement, Gaiam hereby employs Employee, starting on January 12, 2015, to serve as Gaiam’s President, reporting to the CEO. Employee will be based at Gaiam’s Louisville office, and will have business travel obligations as required from time to time. Unless Employee violates the terms of this Agreement or his employment with Gaiam is terminated by Gaiam for “cause” as defined below, Gaiam agrees that Employee will be paid a salary of $350,000 per annum, payable biweekly on a basis consistent with Gaiam’s customary payroll practices. Employee will be entitled to participate in the employee benefit plans made available to similarly-positioned employees at Gaiam during his employment, and will be entitled to five weeks per year of personal time off days (to be used for vacation, sick days, other personal days, etc.). In addition, Employee will participate in Gaiam’s 2015 performance-based bonus program and will be eligible to a bonus of up to 100% of his base salary for 2015, based on criteria to be mutually agreed upon by the Compensation Committee and Employee and subsequently approved by the Compensation Committee, no later than March 1, 2015. In connection with Gaiam’s 2015 and subsequent performance-based bonus programs and with respect to all bonuses paid by Gaiam, and subject to the terms below, Employee must be an active Gaiam employee at the time the bonuses are paid to be eligible to receive it.

In the event that Employee’s employment is terminated by Gaiam without “cause” or Employee is not offered a promotion to CEO (under the terms described below) by the Board of Directors by October 1, 2015, then Employee will be entitled to receive a severance benefit equal to the aggregate amount of base salary that he received since his first day of employment, provided that the severance benefit will be at least $175,000 and no more than $280,000. This severance benefit will be payable in biweekly installments in the amount previously paid to Employee as his base salary, and on a basis consistent with Gaiam’s customary payroll practices. Provided that Gaiam is paying the salary or the severance benefit described above, Employee agrees that he will comply with the terms of Sections 2, 3 and 4 below. In the event that Gaiam terminates Employee’s employment for “cause,” or Employee resigns without “Good Reason” (within 12 months following a Change in Control) as each is defined below, Employee will be entitled to be paid through the date of such termination, and will not be entitled to any further compensation from Gaiam. All previously unreimbursed business expenses incurred on Gaiam’s behalf by Employee will be reimbursed promptly after the termination of his employment upon Gaiam’s receipt of customary expense and business purpose documentation.

Employee will be granted options to purchase 130,000 shares of Gaiam’s common stock pursuant to the terms and conditions of Gaiam’s 2009 Long-Term Incentive Plan. The exercise price in connection with these options will be the closing trading price of Gaiam’s common stock on the last business day before the first day of employment. The options include a 2 year non-compete and non-solicitation provision. As with Gaiam’s other executive officers, and provided that Employee’s annual performance review is exemplary, Employee will be eligible for additional stock option grants at such time as grants are generally approved by the Compensation Committee.

Upon the promotion to CEO, Employee salary base would then increase to the rate of $450,000 per annum, his bonus potential for 2016 would increase to 150% of Employee’s base salary (entitlement to any bonus will be based on criteria approved by the Compensation Committee), and he would be granted additional options to purchase 120,000 shares of Gaiam’s (without Gaiam TV) common stock. In the event that Employee is promoted to CEO and his employment is subsequently terminated by Gaiam without “cause,” or terminated by Employee for “Good Reason” within 12 months following a Change in Control, Employee’s severance benefit will be equal to one year of his base salary, payable over twelve months, plus continuation of Employee’s health benefits for such twelve-month period, on the same basis as previously provided.

The Employee will have access, subject to Board member availability, to communicate or meet with Board members regarding business matters, throughout the period of his employment. Further, the Board will assign 1-2 Board members to work with Employee to help his transition to the CEO role and serve as a liaison between Employee, management and the Board.

2. Change of Control. If a Change of Control (defined as an investor or a group of investors “acting as a group” as defined by the SEC, acquires a majority of voting rights of Gaiam, Inc. in a negotiated transaction) occurs during Employee’s employment, 50% of Employee’s unvested options will vest. If Employee is terminated without cause within one year after such change of control, Employee will be entitled to the greater of (i) one year’s base salary plus health benefits, less amounts and benefits received since the change of control, or (ii) six month’s base salary plus health benefits. If Employee resigns for “Good Reason” (defined below) within one year after such change of control, Employee will be entitled to one year’s base salary plus benefits, less amounts and benefits received since the change of control. In either case described above, amounts payable will be paid in the same installments that Employee’s base salary and health benefits were paid prior to the change of control. For purposes of this Section 2, “Good Reason” shall exist if, following a Change of Control, Employee is asked to relocate his primary workplace to a location more than 50 miles from Gaiam’s existing headquarters in Louisville, Colorado, or Employee is subject to a material reduction in annual salary (other than reductions that also affect the Company’s other executive officers).

3. Nondisparagement and Further Assistance. During Employee’s employment and thereafter, Employee agrees that he will not make any disclosure, issue any public or private statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage Gaiam’s suppliers, customers or employees from doing business with Gaiam, or otherwise make any statement or disclosure that could reasonably be anticipated to have a negative impact or create an adverse impression on Gaiam. During Employee’s employment and thereafter, he will provide assistance reasonably requested by Gaiam in connection with actions taken by Employee while employed by Gaiam, including by not limited to assistance in connection with any lawsuits or other claims brought by or against Gaiam and arising from events during the period in which Employee In connection with the assistance described above, Gaiam will reimburse Employee for any directly related, out-of-pocket expenses incurred by Employee, and (if Employee is no longer employed by Gaiam) Gaiam will use its best efforts to minimize any interference with Employee’s then-existing employment responsibilities

4. Nondisclosure of Confidential Information. Employee agrees (i) not to disclose to any third party any trade secrets or any other confidential information of Gaiam (including but not limited to cost or pricing information, customer lists, contracts with third parties, commission and royalty plans, supply information, internal business procedures, market studies, expansion plans, business and strategic plans, potential acquisitions, terms of any acquisition or potential acquisition or the existence of any negotiations concerning the same or any similar non-public information relating to Gaiam’s internal operations, business policies or practices) acquired during Employee’s employment by Gaiam or after the termination of such employment, or (ii) use or permit the use of any of Gaiam’s trade secrets or confidential information in any way to compete (directly or indirectly) with Gaiam or in any other manner adverse to Gaiam.

5. Non-Competition. Provided that Employee is being compensated pursuant to the terms of this Agreement (the “Compensation Term”), Employee agrees that, without the prior written consent of Gaiam, signed by Gaiam ’s Chairman, Employee will not at any time during the Compensation Term and two years thereafter: (i) accept employment with, serve as a consultant to, or accept compensation from any person, firm or corporation (including any new business started by Employee, either alone or with others) whose products and or services compete with those offered by Gaiam, at the time of termination, in any geographic market in which Gaiam is then doing business or to Employee’s knowledge plans to do business, or (ii) contact or solicit any of Gaiam’s vendors (directly or indirectly) for the purpose of causing, inviting or encouraging any such vendor to alter or terminate his, her or its business relationship with Gaiam. In addition, Employee agrees that, without the prior written consent of Gaiam, signed by Gaiam ’s Chairman, Employee will not at any time during the Compensation Term and five years thereafter: (a) contact or solicit any of Gaiam’s customers or business partners for the purposes of diverting any existing or future business of such customers to a competing source, or (b) contact or solicit any of Gaiam’s employees (directly or indirectly) for the purpose of causing, inviting or encouraging any such employee to alter or terminate his, her or its employment relationship with Gaiam.

Gaiam will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Employee agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that Gaiam may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

Employee agrees that this covenant is reasonable with respect to its duration, geographic area and scope. It is the desire and intent of the parties that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 5 shall be adjudicated to be invalid or unenforceable, this Section 5 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 5 in the particular jurisdiction in which such adjudication is made.

6. Definition of “Cause” in Connection with Termination of Employment. For purposes of this Agreement, Gaiam shall have the right to terminate Employee’s employment for “cause” if during his employment (i) Employee commits a felony (or enters a pleas of nolo contendere) that could be injurious to Gaiam or its reputation, (ii)Employee commits any other willful and substantial misconduct, deficiency, or failure to competently perform his reasonably assigned duties, which is not corrected within 15 days after written notice of such misconduct, deficiency or failure is provided by Gaiam (no notice or cure period will be required prior to termination of Employee’s employment in the event that the subject misconduct, deficiency or failure was the subject of a prior notice and cure period hereunder), or (iii) Employee violates or breaches any material provision of this or any other agreement between Gaiam and Employee.

7. Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Employee and their respective heirs, representatives, successors, and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than Gaiam and Employee and their respective heirs, representatives, successors, and permitted assigns.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

9. Choice of Law. To the extent not superseded by federal law, the laws of the state of Colorado shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in Denver, Colorado. The parties agree that if any disputes resolution arises in connection with the matters addressed in this Agreement will be subject to Arbitration in State of Colorado. Each party will be responsible for its costs (including all legal fees and expenses) in connection with any dispute arising out of this Agreement and/or Employee’s employment with Gaiam.

10. Notice. All notices, requests, demands, claims and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the address set forth below the recipient’s signature to this Agreement. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED as of the date set forth above.

GAIAM

By:	/s/ Jirka Rysavy

Title:	Chairman

Address:	Gaiam, Inc. 833 W. South Boulder Road Louisville, Colorado 80027

Bart Foster

/s/ Bart Foster
Bart Foster, Individually

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